Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on F-3 of Taoping Inc. and its subsidiaries (“the Company”) of our report dated April 30, 2021, relating to the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for the three years ended December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
New York, New York

January 14, 2022